Exhibit 99.1

July 16, 2015

Aqua America CEO Franklin Names New Chief Operating Officer and Executive Vice President, Strategy and Corporate Development

BRYN MAWR, Pa.—(BUSINESS WIRE)— Aqua America, Inc. (NYSE: WTR) CEO Christopher Franklin today announced the appointment of two new members to his senior team. Franklin appointed former Regional President Richard “Rick” S. Fox to executive vice president and chief operating officer and Daniel J. Schuller, Ph.D. to the new position of executive vice president, strategy and corporate development.

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Rick Fox is Chief Operating Officer for Aqua America (Photo: Business Wire)

Fox will replace Franklin whose appointment to CEO was effective July 1. As COO, Fox will be responsible for Aqua America’s regulated operations ($756 million in revenues), including engineering and environmental compliance.

“During his 14-year tenure at Aqua, Rick has made significant contributions to the company’s success including his key role in the consolidation of the company’s multiple customer service operations that existed as a result of the company’s numerous acquisitions. Since Rick has been regional president, he has worked closely with our state operations teams to refine and improve the efficiency of the company,” said Franklin. “Rick and I have worked closely for nearly a decade and a half and he has been my virtual deputy COO. I look forward to his leadership in the continued achievement of our primary mission of providing quality water and wastewater service to our customers.”

Fox has been regional president for Aqua America since January 2012, heading all of Aqua America’s utility operations in Texas, Illinois, North Carolina, Indiana and Virginia. Prior to assuming the role of regional president, Fox was vice president, customer operations, where he was responsible for all customer service operations for Aqua America’s regulated operating subsidiaries, including the company’s national customer call centers, national meter operations, and company-wide billing and collections.

Fox joined Aqua America in 2002 as manager of customer service following 17 years in the chemical manufacturing industry in both operations and technical management. He earned his B.S. in chemical engineering from Virginia Polytechnic Institute and State University, and his M.B.A. from Villanova University, where he achieved Beta Gamma Sigma honors. Fox is a member of the American Institute of Chemical Engineers.

Schuller will be responsible for assisting the chief executive officer with developing, communicating, executing, and sustaining Aqua’s strategic initiatives, with an emphasis on growth. Additionally, he will be responsible for the company’s overall corporate development including acquisitions of regulated and market-based businesses. He comes to Aqua America from J.P. Morgan Asset Management - Infrastructure Investments Group where he has been an investment principal since 2007, providing strategic leadership as a director of portfolio companies including SouthWest Water Company—of which he was responsible for the 100 percent stake held by J.P. Morgan-advised investors—and Summit Utilities. Specifically for SouthWest Water, Schuller guided the company’s turnaround and led its growth strategy, assessing both organic growth and acquisition opportunities. Prior to joining J.P. Morgan, Schuller was a manager at Mars & Co., an international strategy/general management consulting firm, where he led consulting engagements related to growth and profitability for Fortune 500 companies and conducted due diligence for private equity firms.

“Dan is uniquely suited for the leadership role he will play at Aqua America. His academic achievements in engineering combined with his experience in valuing, acquiring, and managing utilities while at J.P. Morgan make him an ideal fit,” said Franklin. “Through his work with SouthWest Water Company, Dan has also built strong industry relationships and has become a respected player in the utility community. Importantly, Dan has demonstrated experience growing customers, developing public-private partnership structures and successfully pruning unprofitable businesses.”

Schuller is a graduate of Purdue University where he earned a B.S., M.S. and Ph.D. in civil engineering. His honors include Phi Kappa Phi, Tau Beta Pi and Chi Epsilon. He is a member of the American Society of Civil Engineers. His volunteer activities include Guiding Eyes for the Blind and 21 Strong, a Down syndrome family support group. In addition, Schuller is president of the board at Salesian High School in New Rochelle, NY.

Aqua America is one of the largest U.S.-based, publicly traded water utilities and serves nearly 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit AquaAmerica.com for more information.

WTRG

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Aqua America, Inc.

Donna Alston

O: 610.645.1095

M: 484.368.4720

DPAlston@AquaAmerica.com

or

Brian Dingerdissen

O: 610.645.1191

BJDingerdissen@AquaAmerica.com

Source: Aqua America, Inc.

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